February 19, 1996


Board of Trustees
Equi-Select Series Trust
699 Walnut Street
Des Moines, IA  50309

     RE:  Form 24F-2 Opinion of Counsel

Ladies and Gentlemen:

You have requested our Opinion of Counsel in connection with the filing of the "Rule 24f-2 Notice" by Equi-Select Series Trust
(the "Trust") with the Securities and Exchange Commission.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1. The Trust is an unincorporated voluntary association, commonly known as a business trust, created and validly existing pursuant to the laws of the Commonwealth of Massachusetts.

2. Upon the acceptance of the purchase payments made by shareholders for the Trust's shares in accordance with the Prospectus contained in the Trust's Registration Statement, and upon compliance with applicable laws, such shares will have been legally issued, fully paid and non-assessable shares.

The use of this opinion is limited solely in its use as an exhibit to your Notice pursuant to Rule 24f-2.

                         Respectfully,

                 NYEMASTER, GOODE, McLAUGHLIN,
                 WEST, HANSELL & O'BRIEN, P.C.

                       /s/ G. Thomas Sullivan

                       G. Thomas Sullivan

GTS\bjg